EXHIBIT 99.4

For Information
Brent Collins
303-861-8140

ST. MARY BOARD DECLARES SEMI-ANNUAL CASH DIVIDEND

DENVER – April 17, 2009 – St. Mary Land & Exploration Company (NYSE: SM) today announces that its Board of Directors has declared a semi-annual cash dividend of $0.05 per share of common stock. The dividend will be paid May 11, 2009, to stockholders of record as of the close of business May 1, 2009.  St. Mary currently has approximately 62.4 million shares of common stock outstanding.

St. Mary has paid cash dividends to stockholders every year since 1940.  Company management plans to continue making semi-annual dividend payments at the rate of $0.05 per share for the foreseeable future, subject to future earnings, capital requirements, financial condition, credit facility covenants, and other factors.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including plans for future periods.  The words “will” and “plans” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2008 Annual Report on Form 10-K/A filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.